Exhibit 99.1

PRESS RELEASE

WOONSOCKET, RI (November 20, 2025) – CVS Health (NYSE: CVS) today announced that its Board of Directors has elected President and Chief Executive Officer David Joyner as its Chair of the Board, effective January 1, 2026. Following the effective date of this appointment, Michael Mahoney will continue to serve as the Board’s Lead Independent Director, and Roger Farah, who is currently serving as Executive Chair of the Board, will continue to serve on the Board.

Joyner was named President and CEO of CVS Health in October 2024, and has led significant operational, financial and cultural improvements in the Company’s performance over the past year. In recognition of his leadership, nearly 40 years of experience in the health care industry, and the Company’s future growth opportunities, the Board determined Joyner should also serve as Chair of the Board.

“David has sparked a renewed focus and energy for CVS Health in our commitment to be the most trusted health care company in America,” said Farah. “The Board believes in the leadership that David and his team have demonstrated. We have determined that now is the right time to have one leader with deep industry experience in the combined Chair and CEO roles, and that this structure will provide the best opportunity to execute on our long-term strategy and create stockholder value. We are bullish on the future of CVS Health in delivering a simpler care experience and better health across our country.”

“I am honored to lead our more than 300,000 colleagues who are resolutely driven to simplify health care, one person, one family, and one community at a time,” said Joyner. “Our collection of businesses delivers best what people want most: a coordinated and connected approach to health care that is accessible, affordable and available on your terms. We are confident in our future because of the commitment of our colleagues to care for their friends, families and neighbors.

“I am grateful to Roger for his support and guidance as I took on the role of President and CEO. His ongoing counsel is valuable to me, the Board and our leadership team, as we continue to navigate a dynamic environment and drive our strategy.”

About CVS Health

CVS Health is a leading health solutions company building a world of health around every consumer, wherever they are. As of September 30, 2025, the Company had approximately 9,000 retail pharmacy locations, more than 1,000 walk-in and primary care medical clinics and a leading pharmacy benefits manager with approximately 87 million plan members. The Company also serves an estimated more than 37 million people through traditional, voluntary and consumer-directed health insurance products and related services, including highly rated Medicare Advantage offerings and a leading standalone Medicare Part D prescription drug plan. The Company’s integrated model uses personalized, technology driven services to connect people to simply better health, increasing access to quality care, delivering better outcomes, and lowering overall costs.